Filed Under Rule 424(b)(3)
Registration No. 333-126887

PROSPECTUS SUPPLEMENT NO. 4

PROSPECTUS SUPPLEMENT NO. 4 DATED NOVEMBER 14, 2006
TO PROSPECTUS DECLARED EFFECTIVE ON JULY 18, 2006
(REGISTRATION NO. 333-126887)

LEV PHARMACEUTICALS, INC.
70,531,718 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE

This Prospectus Supplement No. 4 updates and should be read in conjunction with our prior prospectus supplements and the Prospectus dated July 18, 2006, which is to be delivered with this Prospectus Supplement. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This Prospectus Supplement No. 4 includes the following document, as filed by us with the Securities and Exchange Commission:

•     The attached Quarterly Report on Form 10-QSB of Lev Pharmaceuticals, Inc. filed on November 14, 2006.

Our common stock is listed on the Over the Counter Bulletin Board under the symbol “LEVP.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is November 14, 2006.

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-QSB

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2006

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

For the transition period from ________ to ______________

Commission File Number: 000-32947

Lev Pharmaceuticals, Inc.
(Exact name of small business issuer as specified in its charter)

Delaware	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

122 East 42nd Street, Suite 1700 New York, New York	10168
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number: (212) 682-3096

122 East 42nd Street, Suite 2606

(Former Name, Former Address and Former Fiscal Year, if Changes Since Last Report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to the filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). ☐ Yes ☒ No

As of November 7, 2006, the issuer had 114,010,236 shares of common stock outstanding.

Transitional Small Business Disclosure Format (check one): ☐ Yes ☒ No

Lev Pharmaceuticals, Inc.

Index to Form 10-QSB

		Page
Part I.	Financial Information

Item 1.	Condensed Consolidated Financial Statements	2

	Condensed Consolidated Balance Sheets as of September 30 2006 (Unaudited) and December 31, 2005	2

	Condensed Consolidated Statements of Operations (Unaudited) for the Three and Nine Months Ended September 30, 2006 and September 30, 2005 and for the Period from July 21, 2003 (Inception) to September 30, 2006	3

	Condensed Consolidated Statements of Cash Flows (Unaudited) for the Nine Months Ended September 30, 2006 and September 30, 2005 and for the Period from July 21, 2003 (Inception) to September 30, 2006	4

	Notes to Unaudited Condensed Consolidated Financial Statements	5

Item 2.	Management’s Discussion and Analysis or Plan of Operation	13

Item 3.	Controls and Procedures	20

Part II.	Other Information	21

Item 1.	Legal Proceedings	21

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	21

Item 3.	Defaults Upon Senior Securities	21

Item 4.	Submission of Matters to a Vote of Security Holders	21

Item 5.	Other Information	21

Item 6.	Exhibits	22

	Signatures	22

LEV PHARMACEUTICALS , INC. AND SUBSIDIARY (a development stage enterprise) Condensed Consolidated Balance Sheets	September 30, 2006 (Unaudited)	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,199,337	$3,482,616
Investments - held to maturity	—	2,487,390
Prepaid expenses	196,870	276,829
Other assets	17,496	60,081

Total current assets	1,413,703	6,306,916

Fixed assets, net of accumulated depreciation	89,830	69,922
Other assets	—	16,817

	$1,503,533	$6,393,655

LIABILITIES
Current liabilities:
Accounts payable	$535,212	$657,230
Accrued expenses	636,473	352,036
Deferred lease liability	—	2,519
Total current liabilities	1,171,685	1,011,785
Loan payable, net of debt discount	1,006,216	316,077
Total liabilities	2,177,901	1,327,862

Commitments and contingencies

STOCKHOLDERS' (DEFICT)EQUITY
Preferred stock - $0.01 par value, 20,000,000 authorized, no shares issued and outstanding
Common stock - $0.01 par value, 200,000,000 shares authorized, 81,702,544 and 81,527,544 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	817,025	815,275
Additional paid-in capital	16,214,582	15,671,368
Deficit accumulated during the development stage	(17,705,975)	(11,420,850)
Total stockholders' (deficit) equity	(674,368)	5,065,793
	$1,503,533	$6,393,655

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period From July 21, 2003 (Inception) to September 30,
	2006	2005	2006	2005	2006
Costs and expenses:
Research and development	$1,556,341	$554,730	$3,492,834	$1,580,519	$6,995,601
Merger costs					283,732
General and administrative	999,903	688,982	2,863,452	1,791,297	10,349,089
Loss before other income	(2,556,244)	(1,243,712)	(6,356,286)	(3,371,816)	(17,628,422)

Other income:
Interest income	19,535	60,800	98,533	126,276	331,340
Interest expense	(11,996)	(3,127)	(27,372)	(3,127)	(38,838)

Net loss	$(2,548,705)	$(1,186,039)	$(6,285,125)	$(3,248,667)	$(17,335,920)

Net loss per share- basic and diluted	$(0.03)	$(0.01)	$(0.08)	$(0.04)
Weighted average shares- basic and diluted	81,702,544	81,385,154	81,623,408	79,001,223

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

Condensed Consolidated Statements of Cash Flows (Unaudited)
	Nine Months	Nine Months	July 21, 2003
	Ended	Ended	(Inception) to
	September 30,	September 30,	September 30,
	2006	2005	2006
Net loss	$(6,285,125)	$(3,248,667)	$(17,335,920)
Adjustments to reconcile net loss to net cash used
in operating activities:
Compensation to consultants from issuance of
warrants and common stock	222,450	27,819	2,238,305
Repricing of options and warrants			1,455,269
Option and warrants modification from merger			75,201
Depreciation expense	13,458	7,044	24,219
Amortization of debt discount	36,553		36,553
Stock-based compensation expense to employees	322,515		322,515
Accretion of investment income	(12,610)		(12,610)
Supplier purchase funding	653,586	237,883	969,663
Changes in:
Prepaid expenses and other assets	139,360	141,275	(213,363)
Accounts payable	(122,018)	138,639	535,212
Accrued expenses	284,437	(46,099)	636,473
Deferred lease liability	(2,519)	(1,459)
Income taxes payable		(82,916)	(64,463)
Net cash used in operating activities	(4,749,913)	(2,826,481)	(11,332,946)
Cash flows from investing activities:
Purchase of fixed assets	(33,366)	(59,684)	(114,049)
Proceeds from the sale of investments	2,500,000		2,500,000
Purchase of investments		(1,500,000)	(2,487,390)
Net cash provided by (used in) investing activities	2,466,634	(1,559,684)	(101,439)
Cash flows from financing activities:
Proceeds from stock subscription receivable			130
Proceeds from notes payable to stockholders			18,000
Repayment of notes payable to stockholders			(18,000)
Net proceeds from sale of common stock and warrants		4,365,097	12,633 592
Net cash provided by financing activities		4,365,097	12,633,722
Net (decrease) increase in cash and cash equivalents	(2,283,279)	(21,068)	1,199,337
Cash and cash equivalents - beginning of period	3,482,616	5,544,507
Cash and cash equivalents - end of period	$1,199,337	$5,523,439	$1,199,337

Supplemental non-cash flow from investing and financing activities:

During the nine months ended September 30, 2006 and 2005, our supplier (Sanquin) loaned the Company $945,072 and $237,883 for purchases of CI-INH, see note E. In connection with the loan, the Company recorded a debt discount of $291,486 and $0 for the nine months ended September 2006 and 2005, respectively.

During the nine months ended September 30, 2006, the Company issued warrants to a consultant to purchase 50,000 shares of our common stock at $1.10 per share that vest immediately and expire on January 19, 2009. The fair value of these warrants was $14,524 using the Black Scholes option pricing model.

During the nine months ended September 30, 2006, the Company issued 175,000 shares of common stock to an investor relations firm in connection with a one- year consulting agreement. The fair value of these shares was $78,750, see Note G.

For the nine months ended September 30, 2006, the Company agreed to issue to a consultant for services to be rendered warrants to purchase an aggregate of 225,000 shares of common stock at an exercise price of $0.62 per share that expire in seven years. Warrants to purchase 100,000 of these shares vested on the date of issuance and the remainder will vest only if the consultant satisfies certain performance criteria. The value of the 100,000 vested warrants was $43,879 using the Black Scholes pricing option model. The Company recorded the value of 125,000 unvested warrants at $85,297 based upon the Black Scholes option pricing model related to the performance condition because as of September 30, 2006, it is probable that the performance condition will be satisfied, see Note G.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - ORGANIZATION AND BUSINESS

Fun City Popcorn, Inc., (the "Company" or "FCP"), a non-operating public company, was incorporated on September 18, 1985 in the state of Nevada.

 On November 5, 2004, FCP entered into an agreement and plan of merger (the "Agreement") with Lev Development Corp., formerly known as Lev Pharmaceuticals, Inc. ("Lev"), which was incorporated on July 21, 2003 in the State of Delaware. Lev is a development stage company that is engaged in developing and commercializing therapeutic products for the treatment of inflammatory diseases. On December 29, 2004, the merger closed and pursuant to the Agreement, FCP acquired 100% of the outstanding capital stock of Lev through its subsidiary Lev Acquisition Corp. ("LAC"). In connection with the merger, FCP changed its name to Lev Pharmaceuticals, Inc. and increased its authorized common stock to 200,000,000 shares and its preferred stock to 20,000,000 shares. Under terms of the Agreement, the stockholders of Lev exchanged all of their issued and outstanding shares of common stock for 5,029,795 shares of FCP common stock, and 4,789,433 Series A voting convertible preferred shares (the "Exchange"). Each Series A voting convertible preferred share is automatically convertible into 13.940668 shares of FCP common stock (an aggregate 66,767,994 common shares). The 71,797,789 shares of common stock represent approximately 94.10% of the ownership interests in FCP. The outstanding shares of FCP were deemed issued for 4,505,530 shares of Lev. In addition, all of the outstanding Lev options and warrants immediately prior to the merger were exchanged for 2,854,900 FCP options and 301,668 FCP warrants. The Exchange which, resulted in the stockholders of Lev having control of FCP, represents a recapitalization of FCP, or a "reverse merger" rather than a business combination. In connection therewith, FCP's historic capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by FCP in the Exchange while Lev's historical accumulated deficit was carried forward. The statement of operations reflects the activities of Lev from the commencement of its operations on July 21, 2003. In connection with the Agreement, Lev paid $350,000 for the acquisition of FCP including $283,731 to certain stockholders and assuming the outstanding tax liability of $66,269. In connection with the Exchange, the exercise price of the outstanding warrants and options remained the same. We recorded a charge of approximately $75,000 for the change in value of our outstanding options and warrants as of December 29, 2004 as a result of the increase in the number of common shares into which these equity instruments are exercisable based on the exchange ratio used in the merger, since the aggregate intrinsic value of the warrants and options after the Exchange is greater than before. The Black-Scholes option-pricing model was used to calculate the value of certain options and warrants and the related charge based upon the following weighted average assumptions to determine fair value; risk-free interest rate of 3.58%; expected life of 5 years; dividend yield of 0% and expected volatility of 70%.

As a development stage enterprise, the Company's primary efforts are devoted to conducting research and development for inflammatory diseases and raising capital. The Company has limited capital resources and has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. As of September 30, 2006, the Company had approximately $1.2 million in cash and cash equivalents. Management believes that cash and cash equivalents on hand as of September 30, 2006 together with the net proceeds of approximately $19.7million from a private placement, see Note H, will be sufficient to fund operations for the next twelve months.

In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's research and development will be successfully completed or that any product will be approved or commercially viable. The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with FDA and other governmental regulations and approval requirements.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] Basis of Presentation:

The consolidated financial statements include the accounts of Lev Pharmaceuticals, Inc. and its wholly-owned subsidiary Lev Development Corp. All significant intercompany transactions and balances have been eliminated in consolidation. The Company is devoting its efforts to research and development and there has not been any revenues generated from sales, license fees or royalties. The Company's financial statements are presented as statements of a development stage enterprise. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for full year financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal, recurring nature. Operating results for the three and nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for the year ended December 31, 2006. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto that are included in the Company's Annual Report on Form 10-KSB for the fiscal period ended December 31, 2005.

[2] Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Equity instruments are valued using assumptions which may vary significantly between periods.

[3] Stock-based compensation:

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123R, “Share Based Payment” (“SFAS No. 123(R)”), which requires all stock-based payments, including grants of stock options, to be recognized in the Statement of Operations as compensation expense, based on their fair values on the grant date. Under the provisions of SFAS No.123(R), the estimated fair value of options granted under the Company’s Employee 2004 Omnibus Incentive Compensation Plan (“Plan”) are recognized as compensation expense over the option-vesting period. The Company has adopted SFAS No. 123(R), the modified-prospective-transition method, in which compensation expense is recognized beginning with the effective date of the adoption for all stock-based payments (i) granted after the effective date of adoption and (ii) granted prior to the effective date of adoption and that remain unvested on the date of adoption. During the three and nine months ended September 30, 2006, the Company recorded $216,333 and $322,514 of stock-based employee compensation expense, respectively.

Prior to December 31, 2005, the Company applied APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its stock option plans. Under the provisions of APB 25, no compensation expense was recognized when stock options were granted with exercise prices equal to or greater than market value on the date of grant, provided that pro forma net loss and net loss per share disclosures were made as required by the original provisions of SFAS No. 123. The following table illustrates the effect on net loss and loss per share if the fair value method had been applied under SFAS No. 123 to the prior period.

	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2005

Net loss applicable to common shareholders, as reported	$(1,186,039)	$(3,248,667)
Add: Total stock-based employee compensation expense determined under fair value method	(148,812)	(431,594)
Pro forma net loss	$(1,334,851)	$(3,680,261)
Basic and diluted loss per share
As reported	$(0.01)	$(0.04)
Pro forma	$(0.02)	$(0.05)

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[3] Stock-based compensation (continued):

The following table illustrates the breakdown of total stock compensation expense by function for the three and nine months ended September 30, 2006:

Stock option expense by function:

	Three Months Ended	Nine Months Ended
	September 30, 2006	September 30, 2006

Research and development expense	$1,473,212	$3,377,444
Stock option expense	83,129	115,390
Total	$1,556,341	$3,492,834

General and administrative expense	$866,699	$2,656,327
Stock option expense	133,204	207,125
Total	$999,903	$2,863,452

Under the modified prospective method of transition under SFAS No. 123(R), the Company is not required to restate its prior period financial statements to reflect expensing of stock-based compensation under SFAS No. 123(R). Therefore, the results for the period ended September 30, 2006 are not directly comparable to the same period in the prior year.

Prior to the adoption of SFAS No. 123(R), the Company presented cash flows resulting from the tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Condensed Consolidated Statement of Cash Flows (Unaudited). SFAS No. 123(R) requires cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows since the Company has incurred net operating losses from operations. The Company did not realize any tax benefits from stock options during the three and nine months ended September 30, 2006.

For purposes of the disclosure in the foregoing table and for purposes of determining estimated fair value under SFAS No.123(R), the Company has computed the estimated fair values of all share-based compensation using the Black-Scholes option -pricing model and has applied the assumptions set forth in the following table. The Company calculated expected volatility based upon comparable companies in the industry. The following table illustrates the assumptions used in the Company’s Black-Scholes option pricing model to determine the stock option expense for the three and nine months ended September 30, 2006 and 2005.

	Risk Free Interest Rate	Dividend Yield	Volatility Factor	Estimated Life (Years)	Weighted Average Remaining Contractual Life (Months)
For the three and nine months ended September 30, 2006 and 2005	3.58% - 4.99%	0%	70.0%	5	98

The Black-Scholes option-pricing model requires the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models may not provide a reliable single measure of the fair value of its employee stock options. In addition, management will continue to assess the assumptions and methodologies used to calculate estimated fair value of share-based compensation. Circumstances may change and additional data may become available over time, which can result in changes to these assumptions and methodologies, which could materially impact the Company’s fair value determination.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[3] Stock-based compensation (continued):

A summary of option activity under the Plan as of September 30, 2006 and changes during the nine month period then ended is presented below.

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value

Outstanding, December 31, 2005	3,629,900	$0.42
Granted	1,565,000	0.60
Exercised	—	0.00
Forfeited	—	0.00
Outstanding, September 30, 2006	5,194,900	$0.47	8.21	$2,254,240

Exercisable shares as of September 30, 2006	3,429,900	$0.32	8.81	$1,840,440

Summary Details for Plan:

There were no options canceled or exercised during the nine month period ended September 30, 2006, therefore, there was no intrinsic value of options exercised or canceled. Additionally, the weighted average, grant date fair value of options granted during the nine months was approximately $655,846 or $0.42 per share using the Black Scholes option pricing model. For the three and nine months ended September 30, 2006 the Company recorded $77,927 to research and development expense for the value of performance-based conditions of the options to purchase 120,000 shares of common stock because it is more likely then not that the performance condition will be met. For subsequent periods, the value of these options will be charged or credited to the Statement of Operations until the performance condition is met based upon our stock price. If the milestone is not met, then the cumulative charges will be reversed to the Statement of Operations. A summary of the status of the Company’s unvested options as of September 30, 2006, and changes during the three and nine month period then ended is presented below.

Unvested options issued under the Plan:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Unvested balance, December 31, 2005	550,000	$0.87
Granted	1,565,000	0.60
Vested	(350,000)	0.69
Forfeited	—	0.00
Unvested balance, September 30, 2006	1,765,000	$0.67	8.45	$70,296

As of September 30, 2006, there was $552,631 of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plan. This expense is expected to be recognized over a weighted-average period of 20 months.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[3] Stock-based compensation (continued):

The following chart shows the effect of stock option expense on the Consolidated Statement of Operations:

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Loss before other income and stock option expense	$(2,339,910)	$(1,243,712)	$(5,891,450)	$(3,371,816)
Stock option expense	(216,334)	—	(322,514)	—
Loss before other income	$(2,556,244)	$(1,243,712)	$(6,213,964)	$(3,371,816)
Net loss before stock option expense	$(2,332,371)	$(1,186,039)	$(5,962,611)	$(3,248,667)
Stock option expense	(216,334)	—	(322,514)	—
Net loss	$(2,548,705)	$(1,186,039)	$(6,285,125)	$(3,248,667)
Basic and diluted loss per share before stock option expense	$(0.03)	$(0.01)	$(0.07)	$(0.04)
Stock option expense per share	(0.00)	—	(0.00)	—
Basic and diluted loss per share	$(0.03)	$(0.01)	$(0.08)	$(0.04)

[4] Net loss per share:

Basic net loss per common share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. There were potentially dilutive common shares of 8,709,672 for the three and nine months ended September 30, 2006 and potentially dilutive common shares of 6,944,672 for the three and nine months ended September 30, 2005 since stock options and warrants were excluded from the diluted loss per share calculation because their effect would have been anti-dilutive.

[5] Investments:

Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost on the balance sheets. Held to maturity, investments with original maturities of 91 days to one year are considered short- term investments and are carried at cost.

[6] Fixed assets:

  Fixed assets are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the asset's estimated useful life, which is five years.

[7] New Accounting Pronouncements:

On September 15, 2006 the Financial Accounting Standards Board (“FASB”) issued Statement No. 157, Fair Value Measurements.  The Statement provides guidance for using fair value to measure assets and liabilities.  This Statement references fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The Statement applies whenever other standards require (or permit) assets or liabilities to be measured at fair value.  The Statement does not expand the use of fair value in any new circumstances.  It is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The adoption of SFAS No. 157 is not expected to have a material impact on the Company’s financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109,” (FIN 48). FIN 48 prescribes a recognition threshold and measurement criterion for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return, among other items. In addition, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition with respect to uncertainty in income taxes. FIN 48 is effective for fiscal years beginning after December 15, 2006. We do not anticipate that the adoption of this Statement will have a material effect on our financial position or results of operation.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE C - FIXED ASSETS

Fixed assets, at cost, consist of the following:

	September 30, 2006 (Unaudited)	December 31, 2005
Lab Equipment	$11,645	$11,645
Office Equipment	102,403	69,037
Total	114,048	80,682
Accumulated Depreciation	(24,218)	(10,760)
	$89,830	$69,922

The Company recorded depreciation expense of $4,856 and $3,226 for the three months ended September 30, 2006 and September 30, 2005, and $13,458 and $7,044 for the nine months ended September 30, 2006 and September 30, 2005, respectively.

NOTE D - ACCRUED EXPENSES

Accrued expenses consisted of the following:

	September 30, 2006 (Unaudited)	December 31, 2005
Research and development - sponsored research	$202,750	$125,000
Research and development - other	396,487	70,526
Research and development - clinical research organization	--	28,936
Research and development -payroll	6,260	16,655
Professional fees - general and administrative	27,000	64,311
Payroll- general and administrative	--	20,466
Other - general and administrative	3,976	26,142
	$636,473	$352,036

NOTE E - LOAN PAYABLE

The Company purchases its C1-INH product from the Sanquin Blood Supply Foundation (“Sanquin”). Under our agreement with Sanquin, Sanquin provides a loan to the Company for the value of C1-INH purchased. The loan is subject to a purchase money security interest.   Upon regulatory approval, Sanquin will forgive each loan and release all security interests. If regulatory approval is not obtained, then each loan is payable on the earlier of January 16, 2014 or the termination of the agreement. The principal loan balance outstanding as of September 30, 2006 was $1,006,216 net of debt discount of $522,974. This debt discount relates to interest imputed on the original loan balance as it is non-interest bearing and was recorded as a reduction to product costs that were included as research and development expense. The loans are payable in Euros and any currency differences are recorded in our Unaudited Consolidated Statement of Operations. The Company has recorded interest expense using the effective interest rate method. Interest rates range from 4.31% to 7.64%. For the three months ended September 30, 2006 and September 30, 2005, interest expense was $11,965 and $3,127 respectively. For the nine months ended September 30, 2006 and September 30, 2005, interest expense was $15,376 and $3,127, respectively. The amount included in research and development expense for product cost for the three months ended September 30, 2006 and September 30, 2005 was $195,244 and $202,593, respectively. The amount included in research and development expense for product cost for the nine months ended September 30, 2006 and September 30, 2005 was $653,586 and $237,883, respectively.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTE F - EMPLOYMENT AGREEMENTS

The Company entered into employment agreements with its Chief Financial Officer (“CFO”) and Vice President - Regulatory Affairs and Product Development, on June 7, 2006 for two and three years, respectively. The Company’s CFO will receive an annual base salary of $175,000 for the initial year and increasing to $183,500 for the second year. The CFO was granted options to purchase 125,000 shares of our common stock at an exercise price of $0.50 per share, the fair market value at the date of grant, 72,500 options vest on each anniversary date. The Company’s Vice President - Regulatory Affairs and Product Development will receive an annual base salary of $200,000 during the term of the agreement and will be entitled to an annual bonus of $20,000 on each anniversary date. In addition, our Vice President- Regulatory Affairs and Product Development was granted options to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.50 per share, the fair market value at the date of grant, which options vest as follows: 100,000 shares vest on the commencement date of the employment agreement, 300,000 shares shall vest equally over three years and 100,000 shares shall vest upon the occurrence of the milestone event specified in the employment agreement. The option agreements contain a change of control provision. The employment agreements provide for a severance payment if the employee is terminated without cause.

The Company entered into an employment agreement with its Vice President - Marketing and Sales on August 2, 2006. Pursuant to this agreement, the Company’s Vice President - Sales and Marketing receives an annual base salary of $240,000 during the term of the agreement and will be eligible to receive an annual bonus of up to 35% of the base salary subject to his attainment of performance criteria to be approved by the Board. In addition, the Company awarded the Vice President - Sales and Marketing a one-time signing bonus of $30,000 upon the execution of the employment agreement. In connection with the employment agreement, the Vice President - Sales and Marketing was granted options to purchase 600,000 shares of the Company’s common stock at an exercise price equal of $0.65 per share, the fair value at the date of grant. These options vest as follows: 200,000 shares vest on the commencement date of the employment agreement, and options to purchase an additional 400,000 shares shall vest in equal amounts of 100,000 on each of the first four anniversary dates of the commencement date. The option agreement provides for a change of control provision. The employment contract provides for a severance payment if the employee is terminated without cause.

NOTE G - CONSULTING AGREEMENTS

On January 19, 2006, the Company entered into an agreement with an investor relations firm to provide services. The Company issued warrants to purchase 50,000 shares of common stock at $1.10 per share that will expire in three years. The fair value of warrants was $14,524 based on the Black Scholes option pricing model. The weighted average assumptions used to determine fair market value of the warrants are as follows: interest rate of 4.34%, expected warrant life of 3 years, dividend yield of 0% and expected volatility of 70%.

On May 4, 2006, the Company has entered into a one-year consulting agreement for services from an investor relations firm. The Company issued 175,000 shares of common stock at a fair value of $78,750. An additional 175,000 shares are issuable in six months if the agreement is not cancelled. The Company cancelled this agreement on November 1, 2006. The monthly fee is $10,000.

On June 28, 2006, the Company agreed to issue to a consultant for research and development services, warrants to purchase an aggregate of 225,000 shares of common stock at an exercise price of $0.62 per share and expiring in seven years. Warrants to purchase 100,000 of these shares vested on the date of issuance and the remainder will vest only if the consultant satisfies a milestone performance obligation as specified in the consultant’s agreement. In addition, a maximum of 80,000 additional warrants will be granted to this consultant in the event he satisfies additional performance milestones. The consultant is due $100,000 through February 2007 and can earn an additional $180,000 for the attainment of an additional milestone as defined in the consulting agreement. The Company valued the 100,000 vested warrants at $43,879 based upon the Black Scholes option pricing model. The weighted average assumptions used to determine fair market value of the warrants is as follows: interest rate of 5.23%; expected warrant life of 7 years; dividend yield of 0% and expected volatility of 70%. For the three and nine months ended September 30, 2006, the Company recorded the value of 125,000 unvested warrants at $85,297 based upon the Black Scholes option pricing model related to the performance condition because it is more probable then not that as of September 30, 2006, the performance criteria will be met. The weighted average assumptions used to determine fair market value of the warrants is as follows: interest rate of 4.60%; expected warrant life: 7 years; dividend yield of 0% and expected volatility of 70%. In addition, the Company incurred $170,000 of expenses related to this agreement of through September 30, 2006 which includes an amount of $100,000 for the expected milestone payment. For subsequent periods, the value of the warrant will be credited or charged to the Statement of Operations at each reporting by December 31, 2006 to reflect subsequent changes in value until the milestone has been met. If the milestone has not been met, then cumulative charges will be reversed to the Statement of Operations.

LEV PHARMACEUTICALS, INC. AND SUBSIDIARY
(a development stage enterprise)

NOTE H - SUBSEQUENT EVENT

On October 16, 2006 and October 20, 2006, the Company closed on a private placement for the sale of an aggregate of $21,000,000 million of its securities sold in units to certain institutional and other accredited investors. The securities sold in units by the Company in the private placement consist of 32,307,692 shares of its common stock and 9,692,308 warrants to purchase common stock, at a purchase price of $0.65 per share. The warrants are exercisable at any time until five years from the initial closing date at price of $0.84 per share. After giving effect to the payment of commissions and offering expenses, Lev received approximately $19.7 million in net proceeds. The Company paid commissions of approximately $1.3 million and has agreed to issue 1,698,538 and 198,519 warrants to registered broker-dealers that assisted us in the financing (the “Agent Warrants”). The Agent Warrants are being issued at $0.84 per share and $1.18 per share and expire five years from the date of issue. The Company will incur additional expenses to register the shares and warrants. The Company has agreed to file a registration statement within 30 days of the initial closing date covering the resale of the shares of common stock that were issued in the financing, including the shares which may be issued upon exercise of the warrants. Under a registration rights agreement entered into with the investors, the Company is obligated to file a registration statement within 30 days from the initial closing date and to have the Securities and Exchange Commission declare the registration statement effective within 120 days from the filing date, or 180 days from such date if the SEC undertakes a full review of the registration statement. The Company is also required to maintain effectiveness of the registration statement for two years. In addition, the Company agreed to issue 630,000 additional warrants to the investors, as liquidated damages, in the event the Registration Statement is not declared effective within the time periods prescribed by the Registration Rights Agreement, which warrants would be exercisable at $0.01 per share, expiring in five years. The Company will evaluate the accounting implications for the warrants issued in this private placement.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

Forward Looking Statements

This Report on Form 10-QSB for Lev Pharmaceuticals, Inc. may contain forward-looking statements. We are including the following cautionary statement in this Quarterly Report on Form 10-QSB to make applicable the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us or on our behalf. Forward looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate” and “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. We believe that it is important to communicate future expectations to investors. However, there may be events in the future that we are not able to accurately predict or control. Any forward-looking statement contained in this document speaks only as of the date on which the statement is made. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events.

The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in good faith forward-looking statements. Certain of these risks are set forth under “Risk Factors” in our Annual Report on Form 10-KSB and our periodic reports filed with the SEC. These risks include, without limitation: the carrying-out of our research and development program for our product candidates, including demonstrating their safety and efficacy at each stage of testing; the timely obtaining of regulatory approvals; the commercialization of our product candidates, at reasonable costs; the ability to compete against products intended for similar use by recognized and well capitalized pharmaceutical companies; our ability to raise capital when needed, and without adverse and highly dilutive consequences to stockholders; and our ability to retain management and obtain additional employees as required. Our expectations, beliefs and projections are expressed in good faith and are believed by us to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. Accordingly, to the extent that this Report contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of our company, please be advised that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in forward-looking statements.

Overview

We are a development stage biopharmaceutical company that was formed in July 2003 to focus on developing and commercializing therapeutic products for the treatment of inflammatory diseases. Our product candidates are based on C1-INH, a human plasma protein that mediates inflammation and is potentially applicable as a treatment for a range of medical indications. We initiated a Phase III clinical trial of our lead product candidate, C1-INH for the acute treatment of HAE, in March 2005. In November 2005, we initiated a Phase III clinical trial of C1-INH for the prophylactic treatment of HAE. In October 2005, we received fast track designation status by the FDA for the treatment of HAE. We are also developing C1-INH for the treatment of acute myocardial infarction (“AMI”) and selective other diseases and disorders in which inflammation is known or believed to play an underlying role.   We have certain rights to C1-INH technology through agreements with Sanquin (“Sanquin”), an Amsterdam-based not-for-profit organization that provides blood and plasma products and related services, carries out research and provides education, primarily in the Netherlands.

From July 21, 2003 (inception) through September 30, 2006, we have not generated any revenue from operations. We expect to incur additional losses to perform further research and development activities. We do not currently have any commercial biopharmaceutical products, and do not expect to have such for a number of years, if at all.

As we do not expect to generate product revenues or profits over the next several years, management of cash flow is extremely important. The most significant use of our cash is for research and development activities, which include clinical trials and regulatory clearance. During the three and nine months ended September 30, 2006, our research and development expenses were $1,556,341 and $3,492,834, respectively.

Financing Activities

  On October 16, 2006 and October 20, 2006, we sold an aggregate of 32,307,692 shares of our common stock and warrants to purchase up to an aggregate of 9,692,308 shares of common stock for aggregate proceeds of $21,000,000 to certain institutions and accredited investors. The warrants are exercisable at any time until five years from the initial closing date at price of $0.84 per share. We intend to use the net proceeds of the private placement of approximately $19.7 million for continued funding of our clinical trials, additional research and development efforts, and general working capital purposes. We paid approximately $1.3 million in total commissions and expenses to broker-dealers engaged to assist us in the financing and also issued warrants to purchase up to 1,897,057 shares of common stock as additional compensation to the broker-dealers, which warrants will be issued on the substantially the same terms as the Warrants issued to the investors. We will incur additional expenses in connection with registering the resale of these securities in accordance with the registration rights agreement. The common stock and warrants were sold under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D, promulgated thereunder, on a private placement basis, to institutional and accredited investors. We made our determination of the availability of such exemptions based upon the facts and circumstances surrounding the private placement, including the representations and warranties made by the purchasers in the Securities Purchase Agreement and the fact that restrictive legends were placed on, and stop transfer orders placed against, the certificates for the Shares and the related Warrants.

  In May 2005, we completed a private placement of units at a price of $50,000 per unit, with each unit consisting of 50,000 shares of common stock and a five-year warrant to purchase 25,000 shares of common stock at an exercise price of $1.35 per share. We sold 100.9 units for gross proceeds of $5,044,774. Our net proceeds were $4,365,097 after payment of fees and expenses, including registration costs. We paid $454,030 to the placement agent and issued warrants to the placement agent to purchase 681,044 shares of common stock. These warrants are immediately exercisable at $1.35 per share and expire in May 2010. We issued an aggregate of 5,044,774 shares of common stock and warrants to purchase 2,522,387 shares of common stock to investors in the private placement, not including the warrants issued to the placement agent.

Merger Transaction

On November 5, 2004, Fun City Popcorn (“FCP”), its wholly-owned subsidiary, Lev Acquisition Corp. (“Lev Sub”) and Lev Development Corp., previously known as Lev Pharmaceuticals, Inc. (“Old Lev” or “LDC”), entered into the Agreement and Plan of Merger (as amended on December 8, 2004, the “Agreement”). On December 29, 2004, the merger closed and pursuant to the Agreement, Lev Sub merged into Old Lev and the combined entity became a wholly-owned subsidiary of FCP (the “Public Company Merger”). As a result of the Public Company Merger, FCP issued 5,029,795 shares of common stock and 4,789,433 shares of Series A convertible preferred stock to holders of outstanding Old Lev common stock.

On December 29, 2004, the Board of Directors and stockholders of FCP approved a merger of FCP into a newly formed, wholly-owned subsidiary of FCP incorporated in Delaware (the “Recapitalization Merger”). This merger was undertaken to increase the authorized number of shares of common stock to permit the conversion of the Series A preferred stock, to reincorporate FCP in the State of Delaware and to change the name of the company. On February 17, 2005, the Recapitalization Merger closed and the issued and outstanding Series A preferred stock of FCP was automatically converted into an aggregate of 66,767,994 shares of common stock which, along with the 4,505,530 shares of FCP common stock outstanding prior to the Public Company Merger and the 5,029,795 shares of common stock issued to the Old Lev stockholders in the Public Company Merger, resulted in a total of 76,303,319 shares of common stock outstanding as of February 17, 2005. As part of the Recapitalization Merger, Old Lev changed its name to Lev Development Corp., FCP changed its name to Lev Pharmaceuticals, Inc. and we increased our authorized common stock to 200,000,000 shares and our preferred stock to 20,000,000 shares. As a result of these mergers, the stockholders of Old Lev acquired approximately 94% of our outstanding common stock.

The Public Company Merger, which resulted in the stockholders of Old Lev obtaining control of FCP, represents a recapitalization of FCP, or a “reverse merger”, rather than a business combination. In connection therewith, Old Lev's historical capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by FCP while Old Lev's historical accumulated deficit was carried forward. The Consolidated Statement of Operations reflects the activities of Old Lev from the commencement of its operations on July 21, 2003. In connection with the Agreement, Old Lev paid $350,000 for the acquisition of FCP including $283,731 to certain stockholders and assuming the outstanding tax liability of $66,269. In connection with these mergers, the exercise price of the outstanding warrants and options remained the same. We recorded a charge of approximately $75,000 for the change in value of our outstanding options and warrants as of December 29, 2004 as a result of the increase in the number of common shares into which these equity instruments are exercisable based on the exchange ratio used in the merger, since the aggregate intrinsic value of the warrants and options after the Exchange is greater than before. The Black-Scholes option-pricing model was used to calculate the value of certain options and warrants and the related charge based upon the following weighted average assumptions to determine fair value; risk-free interest rate of 3.58%; expected life of 5 years; dividend yield of 0% and expected volatility of 70%.

Repricing of Options and Warrants

Following the Public Company and Reincorporation Mergers, in May 2005, our Board of Directors determined the basis for the exchange of options and warrants to purchase common stock of Old Lev outstanding prior to the mergers and determined to reduce the exercise price to be proportionate before the merger transaction occurred. Though the number of shares issuable upon exercise of these options and warrants was increased, the parties to the merger did not proportionately reduce the exercise price of these options and warrants to account for the increase in the number of shares outstanding after the merger. The reduced exercise price of these warrants and options was calculated by multiplying the number of shares issuable upon exercise of these warrants and options prior to the mergers times the relevant exercise price, and then dividing that dollar amount by the new number of shares issuable upon exercise of these warrants and options after the mergers.

Prior to the Public Company Merger, warrants to purchase 66,667 and 39,000 shares of common stock were outstanding with exercise prices of $0.10 and $0.85 per share, respectively. Subsequently, pursuant to the exchange ratio in the Agreement, warrants to purchase 190,327 and 111,341 shares of common stock were outstanding with exercise prices of $0.10 and $0.85 per share, respectively. The Board believed this was unfair to the holders of the warrants and made a determination to treat the warrant holders on the same basis as the holders of common stock of Old Lev. Accordingly, in May 2005, the exercise price of outstanding warrants to purchase 190,327 shares was reduced from $0.10 to $0.04 per share, and the exercise price of other outstanding warrants to purchase 111,341 shares was reduced from $0.85 to $0.30 per share. At the date of this repricing, we recognized a charge to operations of approximately $28,000 for the incremental value of these warrants based upon the Black Scholes option pricing model.

In addition, prior to the Public Company Merger, stock options to purchase 500,000 shares of common stock at an exercise price of $0.85 per share were held by each of Joshua D. Schein, Ph.D., our Chief Executive Officer, and by Judson Cooper, our Chairman. Subsequently, pursuant to the exchange ratio in the Agreement, each person’s options were converted into options to purchase 1,427,450 shares of common stock with an exercise price of $0.85 per share (an aggregate of 2,854,900 shares). In May 2005, in addition to repricing the warrants, the Board further determined, subject to obtaining stockholder approval at our next annual meeting, to reduce the exercise price of these options from $0.85 to $0.30 per share. The Board made the determination to seek stockholder approval because it believed that stockholder approval was necessary to reduce the exercise price of such options under the terms of our 2004 Omnibus Incentive Compensation Plan. In addition, the Board believed that the repricing of these options should be subject to stockholder approval because the reduction in exercise price of the stock options directly benefits our Chief Executive Officer and Chairman. However, it should be noted that our Chief Executive Officer and Chairman are also principal stockholders who voted on this proposal. The stockholders approved this repricing at the annual meeting held on December 12, 2005. Presently, Messrs. Schein and Cooper each own options to purchase 1,427,450 shares of common stock at an exercise price of $0.30 per share as opposed to the prior exercise price of $0.85 per share. If they exercise all of these options, Messrs. Schein and Cooper would realize a cash savings of, and the proceeds we would receive would be reduced by, $785,098 for each of them. A charge of $1,427,450 was recorded to our Consolidated Statement of Operations based upon our stock price when our stockholders approved the repricing at the stockholders' meeting and subsequent changes to our stock price through December 31, 2005. These charges ceased upon the adoption of SFAS No. 123(R) on January 1, 2006.

Plan of Operation

Our plan of operation for the next twelve months is to focus primarily on our Phase III clinical trials of our lead product candidate, C1-INH for the acute and prophylactic treatment of HAE. In addition, we intend to initiate a research program in 2006 for the development of a genetically engineered or recombinant version of C1-INH to be used in the treatment of AMI.

Satisfaction of Cash Resources

 To date, we have relied solely upon selling equity securities in private placements to generate cash to implement our plan of operations. In October 2006, we complete a private financing pursuant to which we received net proceeds of approximately $19.7 million. However, we will incur additional expenses in connection with registering the resale of these securities in accordance with the registration rights agreement we entered into with the investors in this financing. Based on our current levels of research and development and our business plan, we believe that our existing cash and cash equivalents (including the proceeds received from our recent private placement), payments for research and development services and other payments required to be made by our collaboration partners should be sufficient to fund our anticipated levels of operations through at least the end of 2007. As of September 30, 2006, we have cash commitments through December 31, 2006 of approximately $701,000 to primarily fund our clinical research organization and executive employment contracts. A significant expense for the Phase III clinical trials is the C1-INH product that we purchase from Sanquin. This does not affect our cash position because Sanquin has granted continuing loans to us in the amount of the aggregate purchase price of the C1-INH product. Each loan will be forgiven if regulatory approval is obtained. If regulatory approval is not received, then each loan is payable on the earlier of January 16, 2014 or the termination of the Sanquin distribution agreement. We expect to increase our expenditures for the Phase III clinical trials over the next twelve months. We also expect that our general and administrative expenses and will increase for the next year as we hire additional staff.

As we expect that our cash used in operations will increase significantly over the next several years, we may need to raise additional capital to complete the development and commercialization of our current product candidates. No assurances can be given that we will be successful in raising additional capital from any proposed financings. Further, we cannot assure you that any additional financing will be available or, even if it is available that it will be on terms acceptable to us. If we raise additional funds by selling shares of common stock or convertible securities, the ownership of our existing shareholders will be diluted. Further, if additional funds are raised though the issuance of equity or debt securities, such additional securities may have powers, designations, preferences or rights senior to our currently outstanding securities. Any inability to obtain required financing on sufficiently favorable terms could have a material adverse effect on our business, results of operations and financial condition. Further, if expenditures required to achieve our plans are greater than projected or if revenues are less than, or are generated more slowly than, projected, we will need to raise a greater amount of funds than currently expected.

Research/Product Programs

Hereditary Angioedema

 In January 2004, we entered into a distribution and manufacturing services agreement with Sanquin relating to the treatment of HAE. Sanquin currently manufactures and markets a highly purified preparation of C1-INH in Europe and pursuant to the agreement, Sanquin agreed to provide us with C1-INH for use in our clinical trials and for commercial distribution upon regulatory licensure. Pursuant to the agreement, we have distribution rights in Israel and all countries in North, Central and South America, with the exception of the Dutch Overseas Territories, Argentina and Brazil.

Under the distribution agreement, it is our responsibility to conduct the Phase III clinical trials of C1-INH for the treatment of HAE and to prepare and file all regulatory applications necessary to register the product candidate. Sanquin agreed to provide us with the technical data and support necessary to assist us in preparing and filing all such regulatory applications.

 Furthermore, Sanquin agreed to supply C1-INH for our Phase III clinical trials. Upon receipt of FDA approval for our product candidate for the treatment of HAE, upon commercial launch of this product and thereafter during the term of the agreement, Sanquin will supply us with our commercial requirements for C1-INH for the treatment of HAE in each country where we have received regulatory approval. Our purchase of C1-INH from Sanquin is subject to minimum annual purchase requirements upon receipt of FDA approval.

 We initiated a Phase III clinical trial of C1-INH for the acute treatment of HAE in March 2005. In November 2005, we initiated a phase III clinical trial for C1-INH for the prophylactic treatment of HAE. In July 2004, we received orphan drug designation from the FDA for C1-INH (human), which, upon product licensure by the FDA, could provide us with a seven-year exclusive right to market our C1-INH product as a treatment for HAE in the United States. In October 2005, we received fast track designation status from the FDA.

Acute Myocardial Infarction

 We entered into a separate license agreement with Sanquin on January 27, 2004 relating to the treatment of AMI. Under this agreement, we have an exclusive, worldwide, royalty-bearing license, with the right to sublicense, to the use of C1-INH for the treatment of AMI. In connection with the license agreement, we paid Sanquin certain fees and reimbursed Sanquin expenses. In addition, we have an obligation to pay Sanquin royalties on sales of products incorporating the licensed technology.

 This second development program is focused on the use of C1-INH in treating AMI. Current treatments for AMI, both surgical and pharmaceutical, are directed at restoring blood flow to heart tissue or preventing further obstruction. Despite a widespread appreciation for the role of inflammation in AMI in both the scientific and medical communities, no presently available treatments directly target the mechanisms of inflammation. Based on preliminary animal and clinical data, we believe that C1-INH may be useful as a treatment for AMI. We intend to initiate a research program during the fourth quarter of 2006 for the development of a genetically engineered or recombinant version of C1-INH to be used in the treatment of AMI. In 2007, we may initiate studies for C1-INH in treating AMI, if we obtain additional funding and if we are able to acquire additional C1-INH product from Sanquin. There can be no assurance that we will raise any additional funds or that we will acquire the resources needed to conduct further research and trials for the treatment of AMI.

The following analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements and notes contained elsewhere in this Form 10-QSB.

Results of Operations

Three Months Ended September 30, 2006 as compared to the Three Months Ended September 30, 2005

We had no revenues during the three months ended September 30, 2006 and September 30, 2005 because we do not have any commercial biopharmaceutical products.

Research and development expenses for the three months ended September 30, 2006 and 2005 were $1,556,341 and $555,730, respectively. The increase of $1,001,611 primarily represents expenses relating to the progress of the Phase III clinical trials of which $83,129 was for employee stock option expense, $85,297 was for compensation expense for warrants issued to a consultant and $118,000 was for consulting expenses as described in Note G to our Unaudited Financial Statements. In March 2005, we initiated a Phase III clinical trial for the acute treatment of HAE. In November 2005, we initiated a Phase III clinical trial of C1-INH for the prophylactic treatment of HAE.

General and administrative expenses for the three months ended September 30, 2006 and 2005 were $999,903 and $688,982, respectively. The increase of $310,921 was primarily due to increases in payroll and related benefits, professional fees and share-based compensation for employee options. Employee stock compensation for options granted was $133,204 for the three months ended September 30, 2006 and the Company did not have this expense in the prior period ended September 30, 2005.

Interest income for the three months ended September 30, 2006 and 2005 was $19,535 and $60,800, respectively. The decrease of $41,265 was attributed to having less cash to invest.

Due to the factors mentioned above, the net loss for the three months ended September 30, 2006 was $2,548,705 or a loss of $ 0.03 per common share, basic and diluted as compared to a loss of $1,186,039 for the three months ended September 30, 2005 or a loss of $0.01 per common share, basic and diluted.

Nine Months Ended September 30, 2006 as compared to the Nine Months Ended September 30, 2005

We had no revenues during the nine months ended September 30, 2006 and September 30, 2005 because we do not have any commercial biopharmaceutical products.

Research and development expenses for the nine months ended September 30, 2006 and 2005 were $3,492,834 and $1,580,519, respectively. The increase of $1,912,315 primarily represents expenses relating the progress of the Phase III clinical trials. In March 2005, we initiated a Phase III clinical trial for the acute treatment of HAE. In November 2005, we initiated a Phase III clinical trial of C1-INH for the prophylactic treatment of HAE. The increase is due to increased purchases of C1-INH of $415,703, employee stock option expense of $115,390, compensation expense for warrants issued to a consultant of $129,176 and incurred $176,000 to a consultant as described in the Notes to our Unaudited Financial Statements.

General and administrative expenses s for the nine months ended September 30, 2006 and 2005 were $2,863,452 and $1,791,297 respectively. The increase of $1,072,155 was primarily due to increases in payroll and related benefits, investor relations, donations, professional fees and share-based compensation for employee options. Employee stock compensation for options granted was $207,125 for the nine months ended September 30, 2006 and we did not have this expense in the prior period ended September 30, 2005.

Interest income for the nine months ended September 30, 2006 and 2005 was $98,533 and $126,276, respectively. The decrease of $27,743 was attributed to having less cash to invest.

Due to the factors mentioned above, the net loss for the nine months ended September 30, 2006 was $6,285,125 or a loss of $ 0.08 per common share, basic and diluted as compared to a loss of $3,248,667 for the nine months ended September 30, 2005 or a loss of $0.04 per common share, basic and diluted.

Liquidity and Capital Resources

 As of September 30, 2006, we had cash, cash equivalents and investments of $1,199,337 and working capital was $242,018. Subsequently, in October 2006, we received net proceeds of approximately $19.7 million in a private placement of our securities. However, we will incur additional expenses in connection with registering the resale of these securities in accordance with the registration rights agreement we entered into with the investors in this financing. Net operating cash used in operations was $4,749,913 for the nine months ended September 30, 2006 and was primarily due to our loss of $6,285,125 which was offset by non cash expenses of $1,238,951. Net cash used in operating activities was $2,826,481 for the nine months ended September 30, 2005. This increase in cash used of $3,458,644 in operating activities as compared to the same period last year primarily relates to the difference in the net loss of $ 3,036,458 and non cash expenses of $966,205. Pursuant to the Sanquin loan agreement, purchases made during our Phase III clinical trials are added to our loans and we are not required to make any principal payments. As of September 30, 2006, our purchase commitment to Sanquin was approximately $4,200,000 and the loan was $1,006,216, net of debt discount. We received a price increase for C1-INH effective March 1, 2006. The loans will be forgiven when regulatory approval from the FDA is received. If we do not receive regulatory approval, the loans are repayable on the earlier of January 16, 2014, or the termination of the Agreement. The loans do not bear interest and we impute interest using the effective interest rate method. Cash provided by investing activities for the nine months ended September 30, 2006 was $2,466,634 primarily resulting from proceeds from the sale of investments.

Our distribution agreement with Sanquin terminates on December 31, 2007, unless extended by us for up to two three-year periods or by mutual agreement of the parties prior to its expiration. Commencing with the receipt of FDA regulatory approval of C1-INH and thereafter, we must purchase from Sanquin a minimum amount of C1-INH valued in Euros equal to be approximately $9,516,000 (as of September 30, 2006) per calendar year.

In connection with the license agreement with Sanquin for the treatment of AMI we are required to create a comprehensive research plan for the commercial exploitation of the licensed technology. We continue to work with Sanquin on the design of the research plan. We agreed to commit a minimum of $125,000 per annum during the first three years following the execution of the license agreement toward research on the licensed technology conducted by

Sanquin and by other parties. To date, we have funded approximately $141,000 to third parties engaged in this research. We also have an obligation to pay Sanquin royalties on sales of products incorporating the technology.

On March 2, 2005, we entered into a CRO services agreement with INC Research that governs INC Research’s provision of services in connection with the support of clinical investigation, clinical data management, clinical monitoring and/or research of our Phase III clinical trials. We entered into a separate services agreement with INC Research in September 2006 which governs INC Research’s provision of additional services in connection with our Phase III clinical trials and activities related to the commercialization of our product candidates. The services provided by INC Research pursuant to both contractual arrangements are on a work-order basis and we are invoiced on a time and materials basis. We have the right to terminate both agreements, and any pending work-order, on prior notice and without cause. As of September 30, 2006, we have estimated that we will pay INC Research at least $1,492,000 for its services under both agreements in 2006 and 2007. However, due to the variability associated with the conduct of clinical trials, we are unable to estimate with certainty the future costs we will incur under our CRO agreement. We anticipate that these costs will increase significantly above our current estimates in future periods as a result of our initiation or expansion of the clinical trials.

On October 16, 2006 and October 20, 2006, we sold an aggregate of 32,307,692 shares of our common stock and warrants to purchase up to an aggregate of 9,692,308 shares of common stock for aggregate proceeds of $21,000,000 to certain institutions and accredited investors. The warrants are exercisable at any time until five years from the initial closing date at price of $0.84 per share. We intend to use the net proceeds of the private placement of approximately $19.7 million for continued funding of our clinical trials, additional research and development efforts, and general working capital purposes. We paid approximately $1.3 million in total commissions and expenses to broker-dealers engaged to assist it in the financing and also issued warrants to purchase up to 1,897,057 shares of common stock as additional compensation to the broker-dealers, which warrants were issued on substantially the same terms as the Warrants issued to the investors.

In May 2005, we completed a private placement of units at a price of $50,000 per unit, with each unit consisting of 50,000 shares of common stock and a five-year warrant to purchase 25,000 shares of common stock at an exercise price of $1.35 per share. We sold 100.9 units for gross proceeds of $5,044,774. Our net proceeds were $4,365,097 after payment of fees and expenses, including registration costs. We paid $454,030 to the placement agent and issued warrants to the placement agent to purchase 681,044 shares of common stock. These warrants are immediately exercisable at $1.35 per share and expire in May 2010. We issued an aggregate of 5,044,774 shares of common stock and warrants to purchase 2,522,387 shares of common stock to investors in the private placement, not including the warrants issued to the placement agent.

As of September 30, 2006, we have cash commitments for the remainder of the 2006 fiscal year of approximately $701,000 primarily to fund our clinical research organization and executives’ employment contracts.

To date, we have relied primarily upon selling equity securities from private placements to generate cash to implement our plan of operations. Based on our current levels of research and development and our business plan, we believe that our cash and cash equivalents as of September 30, 2006 and the net proceeds of approximately $19.7 million from our recently completed private placement should be sufficient to fund our anticipated levels of operations through at least the end of 2007. Our capital resources are focused on the clinical development and regulatory approval of C1-INH for the treatment of HAE. As we expect that our cash used in operations will increase significantly over the next several years, we may need to raise additional capital to complete the development and commercialization of our current product candidates. No assurances can be given that we will be successful in raising additional capital from any proposed financings. Further, we cannot assure you that any additional financing will be available or, even if it is available that it will be on terms acceptable to us. If we raise additional funds by selling shares of common stock or convertible securities, the ownership of our existing shareholders will be diluted. Further, if additional funds are raised though the issuance of equity or debt securities, such additional securities may have powers, designations, preferences or rights senior to our currently outstanding securities. Any inability to obtain required financing on sufficiently favorable terms could have a material adverse effect on our business, results of operations and financial condition. Further, if expenditures required to achieve our plans are greater than projected or if revenues are less than, or are generated more slowly than, projected, we will need to raise a greater amount of funds than currently expected.

As a development stage enterprise, our primary efforts, to date, have been devoted to conducting research and development, raising capital, forming collaborations and recruiting staff. We have limited capital resources and have experienced a net loss attributable to our common stockholders of $17,705,975 since inception and have had negative cash flows from operations since inception. These losses have resulted principally from costs incurred in research and development activities, including acquisition of technology rights and general and administrative expenses. We expect to incur additional operating losses until such time as we generate sufficient revenue to offset expenses, and we may never achieve profitable operations.

We expect our cash requirements for operating activities will increase due to the following future activities:

•	Conduct commercialization activities in support of our product candidates, including development of market plans and regional sales and marketing capabilities;

•	Conduct clinical programs, including clinical trials to support regulatory submissions of our product candidates;

•	Maintain, protect and expand our intellectual property;

•	Develop expanded internal infrastructure; and

•	Hire additional personnel.

COMMITMENTS AND CONTINGENCIES

In our Annual Report on Form 10-KSB for the year ended December 31, 2005 under the heading “Contractual Obligations,” we outlined our commitments and contingencies. For the nine months ended September 30, 2006, there have been no material changes in our commitments and contingencies except for the employment agreements and consulting agreement that we entered into during such period. See Notes F and G to our Unaudited Condensed Consolidated Financial Statements for additional information regarding these agreements.

OFF -BALANCE SHEET ARRANGEMENTS

We had no off-balance sheet arrangements as of September 30, 2006 with the exception of our office lease. As of December 31, 2005, our remaining obligation under this lease was $46,365 which was satisfied and we extended it on a month to month basis through October 31, 2006. We entered into a one year agreement for office space at a location in metropolitan Philadelphia, Pennsylvania, on September 25, 2006 for approximately $54,000.

CRITICAL ACCOUNTING ESTIMATES

In our Annual Report on Form 10-KSB for the year ended December 31, 2005, our most critical accounting policies and estimates upon which our financial status depends upon were identified as those relating to income taxes, stock-based compensation and research and development cost. We reviewed our policies and determined that those policies remain our most critical accounting policies for the quarter ended September 30, 2006. On January 1, 2006 we adopted stock-based compensation (SFAS No. 123(R)), which requires all stock-based payments, including grants of stock options, to be recognized in the statement of operations as compensation based upon their fair value on the date of grant. See Note B (3) to our Condensed Consolidated Financial Statements for a discussion of the impact on our company of adopting SFAS No. 123(R).

ITEM 3. CONTROLS AND PROCEDURES

As of the end of the period covered by this report, we conducted an evaluation, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer of our disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) of the Exchange Act). Based upon this evaluation, our Chief Executive Officer and Principal Accounting Officer concluded that our disclosure controls and procedures are effective to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. There have been no changes in our internal control over financial reporting during the quarter ended September 30, 2006 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

We are not currently a party to, nor are any of our property currently the subject of, any pending legal proceeding.

ITEM 2. UNREGISTERED SALE OF EQUITY SECURITIES AND USE OF PROCEEDS

Not applicable.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Not applicable.

ITEM 5. OTHER INFORMATION

Until November 1, 2006, our principal executive office was located at: 122 East 42nd Street, Suite 2606, New York, New York. We occupied these premises pursuant to a sublease which expired on August 31, 2006 and in accordance with a monthly arrangement with the landlord thereafter. Commencing November 1, 2006, our principal executive office is located at 122 East 42nd Street, Suite 1700, New York, New York. We occupy this space pursuant to a two-month arrangement with the landlord, which we can extend on a month-to-month basis. Our monthly payment under our current arrangement is $5,300. In addition, in September, 2006, we entered into a twelve month lease for approximately 3,100 square feet of office space in metropolitan Philadelphia, Pennsylvania. Our rent obligation for these premises is $4,458 per month.

ITEM 6. EXHIBITS

The following exhibits are filed herewith or incorporated by reference.

Incorporated by Reference

Exhibit Number	Exhibit Description	Form	Dated	Exhibit	Filed Herewith
10.1	Employment Agreement between the Registrant and Joseph Truitt	8-K	8/2/06	10.1

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002				X

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002				X

32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.				X

32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.				X

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lev Pharmaceuticals, Inc.

Date: November 14, 2006	By:	/s/ Joshua D. Schein, Ph.D.
Joshua D. Schein, Ph.D.
Chief Executive Officer

Date: November 14, 2006	By:	/s/ Douglas J. Beck
Douglas J. Beck
Chief Financial Officer

Exhibit 31.1

CERTIFICATIONS

I, Joshua D. Schein, Ph.D. certify that:

1) I have reviewed this quarterly report on Form 10-QSB of Lev Pharmaceuticals, Inc.

2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3) Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4) The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and we have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiary, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

 b) [Paragraph omitted in accordance with SEC transition instructions contained in SEC Release 34-47986]

c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting.

5) The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions);

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 14, 2006	By:	/s/ Joshua D. Schein, Ph.D.
Joshua D. Schein, Ph.D.
Chief Executive Officer

Exhibit 31.2

CERTIFICATIONS

I, Douglas J. Beck, certify that:

1) I have reviewed this quarterly report on Form 10-QSB of Lev Pharmaceuticals, Inc.

2) Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3) Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4) The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15(e)) for the registrant and we have:

a) Designed such disclosure controls and procedures, or caused such disclosure   controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiary, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

 b) [Paragraph omitted in accordance with SEC transition instructions contained in SEC Release 34-47986]

c) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting.

5) The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions);

a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 14, 2006	By:	/s/ Douglas J. Beck
Douglas J. Beck
Chief Financial Officer

Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER
LEV PHARMACEUTICALS, INC.
PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Lev Pharmaceuticals, Inc. (the “Company”) on Form 10-QSB for the period ending September 30, 2006 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Joshua D. Schein, Ph.D., Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. ss.1350, as adopted pursuant to ss.906 of the Sarbanes-Oxley Act, that:

 (1)     The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

 (2)     The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 14, 2006	By:	/s/ Joshua D. Schein, Ph.D.
Joshua D. Schein, Ph.D.
Chief Executive Officer

 Exhibit 32.2

CERTIFICATION OF CHIEF FINANCIAL
LEV PHARMACEUTICALS, INC.
PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED
PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Lev Pharmaceuticals, Inc. (the “Company”) on Form 10-QSB for the period ending September 30, 2006 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Douglas J. Beck, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. ss.1350, as adopted pursuant to ss.906 of the Sarbanes-Oxley Act, that:

 (1)     The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)     The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date: November 14, 2006	By:	/s/ Douglas J. Beck
Douglas J. Beck
Chief Financial Officer